Exhibit 99.1

KYNDRYL REPORTS FOURTH QUARTER AND FULL-YEAR 2025 RESULTS

●	Revenues for the quarter ended March 31, 2025 total $3.8 billion, pretax income is $118 million, net income is $68 million, adjusted EBITDA is $698 million, and adjusted pretax income is $185 million
●	Fiscal year 2025 revenues total $15.1 billion, pretax income is $435 million, net income is $252 million, adjusted EBITDA is $2.5 billion, and adjusted pretax income is $482 million
●	Signings for fiscal year 2025 were a record $18.2 billion, representing a year-over-year increase of 46%
●	Company provides fiscal year 2026 outlook for positive constant-currency revenue growth, at least $725 million of adjusted pretax income and approximately $550 million of adjusted free cash flow

NEW YORK, May 7, 2025 – Kyndryl (NYSE: KD), a leading provider of mission-critical enterprise technology services, today released financial results for the quarter ended March 31, 2025, the fourth quarter of its 2025 fiscal year.

“Fiscal 2025 was another year of strong execution on our strategy. In addition to returning to constant-currency revenue growth in the fourth quarter, we strengthened our leadership in innovative mission-critical technology services. We expanded our capabilities in cloud, modernization, applications, AI and security, and we further differentiated our services with Kyndryl Bridge,” said Kyndryl Chairman and Chief Executive Officer Martin Schroeter.

“Our fiscal year 2026 outlook for free cash flow growth, earnings growth and constant-currency revenue growth reinforces our confidence to deliver our fiscal year 2028 objectives. Additionally, our ongoing share repurchase program reflects our commitment to returning capital to shareholders, and underscores our strong performance and confidence in the future,” Mr. Schroeter said.

Results for the Fiscal Fourth Quarter Ended March 31, 2025

For the fourth quarter, Kyndryl reported revenues of $3.8 billion, a year-over-year decline of 1% on a reported basis and a year-over-year increase of 1.3% in constant currency. The Company reported pretax income of $118 million, compared to a pretax loss of $4 million in the fourth quarter of 2024. Net income was $68 million, or $0.28 per diluted share, in the quarter, compared to a net loss of $45 million, or ($0.20) per diluted share, in the prior-year period. Cash flow from operations was $581 million.

Adjusted pretax income was $185 million, a 510% increase compared to adjusted pretax income of $30 million in the prior-year period, reflecting contributions from Kyndryl’s three-A initiatives, offset by the contractually required increase in IBM software costs. Adjusted net income was $126 million, or $0.52 per diluted share, compared to an adjusted net loss in the prior-year period. Adjusted EBITDA was $698 million, a 23% year-over-year increase. Adjusted free cash flow was $335 million in the quarter.

Results for the Fiscal Year Ended March 31, 2025

For the fiscal year ended March 31, 2025, Kyndryl reported revenues of $15.1 billion, a year-over-year decline of 6% and 4% in constant currency. The year-over-year constant-currency revenue decline reflects the Company’s progress in reducing inherited no-margin and low-margin third-party content in customer contracts. The Company reported pretax income of $435 million, compared to a pretax loss of $168 million in fiscal year 2024. Net income was $252 million, or $1.05 per diluted share, in the year, compared to a net loss of $340 million, or ($1.48) per diluted share, in the prior year. Cash flow from operations was $942 million.

Adjusted pretax income was $482 million, a 192% increase compared to adjusted pretax income of $165 million in the prior-year period, reflecting contributions from Kyndryl’s three-A initiatives, offset by the contractually required increase in IBM software costs and workforce rebalancing charges. Adjusted net income was $285 million, or $1.19 per diluted share, compared to an adjusted net loss in the prior-year period. Adjusted EBITDA was $2.5 billion, a 6% year-over-year increase. Adjusted free cash flow was $446 million in fiscal year 2025.

Signings for fiscal year 2025 were a record $18.2 billion, representing a year-over-year increase of 46%. The Company’s global signings growth spanned a broad range of industries and included a record 55 contracts in excess of $50 million.

“We delivered strong signings growth in fiscal year 2025, with attractive margins built into these signings. This demonstrates the potential our business has to continue to grow our revenue, increase our earnings and generate cash flow.  Our Kyndryl Consult and managed services capabilities align with enterprise customers’ technology needs and are driving incremental, profitable growth opportunities,” said David Wyshner, Kyndryl’s Chief Financial Officer.

Recent Developments

●	Alliances initiative – In the fourth quarter and the full year, Kyndryl recognized $375 million and $1.2 billion, respectively, in revenue tied to cloud hyperscaler alliances. These amounts are more than double prior-year levels and allowed the Company to exceed its hyperscaler revenue target of nearly $1 billion in fiscal year 2025.
●	Advanced Delivery initiative – The AI-enabled Kyndryl Bridge operating platform is further enhancing the world-class technology services the Company provides and creating additional revenue opportunities. It has also helped Kyndryl free up more than 13,000 delivery professionals. This has generated annualized savings of approximately $775 million as of year-end, ahead of the Company’s $750 million fiscal 2025 year-end goal.
●	Accounts initiative – Kyndryl continued to address elements of contracts with substandard margins, bringing the total impact from this initiative to $900 million of annualized benefits, surpassing the Company’s $850 million fiscal 2025 year-end objective.
●	Strong projected margin on recent signings – In the quarter, projected pretax income margins associated with total signings were in the high-single-digit range, in line with recent quarters, reflecting the Company’s focus on margin expansion.
●	Double-digit growth in Kyndryl Consult – Kyndryl Consult revenues grew 45% year-over-year in the fourth quarter and grew 26% in fiscal 2025. Kyndryl Consult signings grew 37% year-over-year in the fourth quarter and grew 47% in fiscal 2025.
●	Higher cash balance – The Company ended fiscal year 2025 with cash of $1.8 billion and debt of $3.2 billion, resulting in a net debt balance of $1.4 billion.
●	Share repurchases – The Company repurchased 1.8 million shares of its common stock at a cost of $64 million in the fourth quarter, under the $300 million share repurchase program authorized in November 2024.

Fiscal Year 2026 Outlook

Kyndryl is providing the following outlook for its fiscal year 2026, which runs from April 2025 to March 2026:

●	Adjusted pretax income of at least $725 million, representing a year-over-year increase of at least $243 million.
●	Adjusted EBITDA margin of approximately 18%, representing a year-over-year increase of approximately 130 basis points.
●	Adjusted free cash flow of approximately $550 million, reflecting the Company’s projected adjusted pretax income less cash taxes.

The Company’s earnings and cash flow outlook only assumes constant-currency revenue growth of 1%.

Earnings Webcast

Kyndryl’s earnings call for the fourth fiscal quarter is scheduled to begin at 8:30 a.m. ET on May 8, 2025. The live webcast can be accessed by visiting investors.kyndryl.com on Kyndryl’s investor relations website. A slide presentation will be made available on Kyndryl’s investor relations website before the call on May 8, 2025. Following the event, a replay will be available via webcast for twelve months at investors.kyndryl.com.

About Kyndryl

Kyndryl (NYSE: KD) is a leading provider of mission-critical enterprise technology services offering advisory, implementation and managed service capabilities to thousands of customers in more than 60 countries. As the world’s largest IT infrastructure services provider, the Company designs, builds, manages and modernizes the complex information systems that the world depends on every day. For more information, visit www.kyndryl.com.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements concerning the Company’s plans, objectives, goals, beliefs, business strategies, future events, business condition, results of operations, financial position, business outlook and business trends and other non-historical statements, including without limitation the outlook and financial objectives in this press release (which does not assume any future acquisitions or divestitures), are forward-looking statements. Such forward-looking statements often contain words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “objectives,” “opportunity,” “plan,” “position,” “predict,” “project,” “should,” “seek,” “target,” “will,” “would” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are based on the Company’s current assumptions and beliefs regarding future business and financial performance.

The Company’s actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: failure to attract new customers, retain existing customers or sell additional services to customers; failure to meet growth and productivity objectives; competition; impacts of relationships with critical suppliers and partners; failure to address and adapt to technological developments and trends; inability to attract and retain key personnel and other skilled employees; impact of economic, political, public health and other conditions; damage to the Company’s reputation; inability to accurately estimate the cost of services and the timeline for completion of contracts; service delivery issues; the Company’s ability to successfully manage acquisitions and dispositions, including integration challenges, failure to achieve objectives, the assumption of liabilities and higher debt levels; failure of the Company’s intellectual property rights to prevent competitive offerings and the failure of the Company to obtain, retain and extend necessary licenses; the impairment of our goodwill or long-lived assets; risks relating to cybersecurity, data governance and privacy; risks relating to non-compliance with legal and regulatory requirements; adverse effects from tax matters; legal proceedings and investigatory risks; the impact of changes in market liquidity conditions and customer credit risk on receivables; the Company’s pension plans; the impact of currency fluctuations; and risks related to the Company’s common stock and the securities market.

Additional risks and uncertainties include, among others, those risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024, and may be further updated from time to time in the Company’s subsequent filings with the Securities and Exchange Commission. Any forward-looking statement in this press release speaks only as of the date on which it is made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In this release, certain amounts may not add due to the use of rounded numbers; percentages presented are calculated based on the underlying amounts. Forecasted amounts are based on currency exchange rates as of April 2025.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its results, the Company has provided certain metrics that are not calculated based on generally accepted accounting principles (GAAP), such as constant-currency results, adjusted EBITDA, adjusted pretax income, adjusted net income, adjusted EPS, adjusted EBITDA margin, adjusted pretax margin, adjusted net margin, net debt, adjusted operating cash flow and adjusted free cash flow. Such non-GAAP metrics are intended to supplement GAAP metrics, but not to replace them. The Company’s non-GAAP metrics may not be comparable to similarly titled metrics used by other companies. Definitions of non-GAAP metrics and reconciliations of non-GAAP metrics for historical periods to GAAP metrics are included in the tables in this release.

A reconciliation of forward-looking non-GAAP financial information is not included in this release because the Company is unable to predict with reasonable certainty some individual components of such reconciliation without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on future results computed in accordance with GAAP.

Investor Contact:
investors@kyndryl.com

Media Contact:
press@kyndryl.com

Table 1

CONSOLIDATED INCOME STATEMENT

(in millions, except per share amounts)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2025	2024	2025	2024
Revenues	$3,800	$3,850	$15,057	$16,052

Cost of services	$2,975	$3,134	$11,914	$13,189
Selling, general and administrative expenses	640	714	2,591	2,773
Workforce rebalancing charges	23	23	114	138
Transaction-related costs (benefits)	2	(58)	(125)	(46)
Interest expense	23	29	100	122
Other expense	18	11	27	45
Total costs and expenses	$3,682	$3,854	$14,622	$16,221

Income (loss) before income taxes	$118	$(4)	$435	$(168)
Provision for income taxes	50	41	184	172
Net income (loss)	$68	$(45)	$252	$(340)

Earnings per share data
Basic earnings (loss) per share	$0.30	$(0.20)	$1.09	$(1.48)
Diluted earnings (loss) per share	0.28	(0.20)	1.05	(1.48)

Weighted-average basic shares outstanding	231.4	230.2	231.5	229.2
Weighted-average diluted shares outstanding	241.7	230.2	239.1	229.2

Table 2

SEGMENT RESULTS

AND SELECTED BALANCE SHEET INFORMATION

(dollars in millions)

	Three Months Ended March 31,		Year-over-Year Growth
			As	Constant
Segment Results	2025	2024	Reported	Currency
Revenue
United States	$969	$990	(2%)	(2%)
Japan	605	584	4%	6%
Principal Markets[1]	1,273	1,350	(6%)	(3%)
Strategic Markets[1]	953	926	3%	8%
Total revenue	$3,800	$3,850	(1%)	1%
Adjusted EBITDA[2]
United States	$228	$174
Japan	102	83
Principal Markets	231	166
Strategic Markets	161	166
Corporate and other[3]	(24)	(24)
Total adjusted EBITDA	$698	$566

	Year Ended March 31,		Year-over-Year Growth
			As	Constant
Segment Results	2025	2024	Reported	Currency
Revenue
United States	$3,876	$4,295	(10%)	(10%)
Japan	2,358	2,344	1%	6%
Principal Markets[1]	5,206	5,479	(5%)	(4%)
Strategic Markets[1]	3,617	3,934	(8%)	(5%)
Total revenue	$15,057	$16,052	(6%)	(4%)
Adjusted EBITDA[2]
United States	$725	$781
Japan	390	361
Principal Markets	886	677
Strategic Markets	606	642
Corporate and other[3]	(90)	(95)
Total adjusted EBITDA	$2,516	$2,367

	March 31,	March 31,
Balance Sheet Data	2025	2024
Cash and equivalents	$1,786	$1,553
Debt (short-term and long-term)	3,172	3,238

[1]

Principal Markets is comprised of Kyndryl’s operations in Canada, France, Germany, India, Italy, Spain/Portugal and the United Kingdom/Ireland. Strategic Markets is comprised of Kyndryl’s operations in all other geographic locations. Kyndryl’s operations in Australia/New Zealand transitioned from Principal Markets to Strategic Markets in the quarter ended June 30, 2024; historical segment information has been updated to reflect this change.

[2]

In the three months ended March 31, 2025, amounts include workforce rebalancing charges of $2 million in United States, $2 million in Japan, $7 million in Principal Markets, and $12 million in Strategic Markets. In the year ended March 31, 2025, amounts include workforce rebalancing charges of $41 million in United States, $6 million in Japan, $23 million in Principal Markets, and $45 million in Strategic Markets.

3 Represents net amounts not allocated to segments.

Table 3

CONSOLIDATED STATEMENT OF CASH FLOWS

(dollars in millions)

	Year Ended March 31,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$252	$(340)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization
Depreciation of property, equipment and capitalized software	660	834
Depreciation of right-of-use assets	327	319
Amortization of transition costs and prepaid software	1,278	1,256
Amortization of capitalized contract costs	420	531
Amortization of acquisition-related intangible assets	30	30
Stock-based compensation	100	95
Deferred taxes	(1)	(13)
Net (gain) loss on asset sales and other	(152)	43
Change in operating assets and liabilities:
Deferred costs (excluding amortization)	(1,762)	(1,569)
Right-of-use assets and liabilities (excluding depreciation)	(314)	(335)
Workforce rebalancing liabilities	(25)	(38)
Receivables	289	11
Accounts payable	(89)	(305)
Taxes	(1)	(2)
Other assets and other liabilities	(71)	(63)
Net cash provided by operating activities	$942	$454

Cash flows from investing activities:
Capital expenditures	$(605)	$(651)
Proceeds from disposition of property and equipment	83	138
Acquisitions and divestitures, net of cash acquired	139	—
Other investing activities, net	(20)	(40)
Net cash used in investing activities	$(404)	$(553)

Cash flows from financing activities:
Debt repayments	$(148)	$(644)
Proceeds from issuance of debt, net of debt issuance costs	—	494
Common stock repurchases	(93)	—
Common stock repurchases for tax withholdings	(45)	(22)
Other financing activities, net	—	2
Net cash used in financing activities	$(286)	$(170)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	$(16)	$(37)
Net change in cash, cash equivalents and restricted cash	$235	$(306)

Cash, cash equivalents and restricted cash at beginning of period	$1,554	$1,860
Cash, cash equivalents and restricted cash at end of period	$1,789	$1,554

Supplemental data
Income taxes paid, net of refunds received	$149	$191
Interest paid on debt	$119	$118

Net cash provided by operating activities was $581 million in the three months ended March 31, 2025 and $361 million in the nine months ended December 31, 2024.

Table 4

NON-GAAP METRIC DEFINITIONS AND RECONCILIATIONS

(dollars in millions, except signings)

We report our financial results in accordance with GAAP. We also present certain non-GAAP financial measures to provide useful supplemental information to investors. We provide these non-GAAP financial measures as we believe it enhances investors’ visibility to management decisions and their impacts on operational performance; enables better comparison to peer companies; and allows us to provide a long-term strategic view of the business going forward. Moreover, we use certain of these non-GAAP financial metrics in measuring performance under our executive compensation plans.

Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We define constant-currency revenues as total revenues excluding the impact of foreign exchange rate movements and use it to determine the constant-currency revenue growth on a year-over-year basis. Constant-currency revenues are calculated by translating current period revenues using corresponding prior-period exchange rates.

Adjusted pretax income is defined as pretax income excluding transaction-related costs and benefits, charges related to ceasing to use leased / fixed assets, charges related to lease terminations, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, amortization of acquisition-related intangible assets, workforce rebalancing charges incurred prior to March 31, 2024, impairment expense, significant litigation costs and benefits, and currency impacts of highly inflationary countries. Adjusted pretax margin is calculated by dividing adjusted pretax income by revenue.

Adjusted EBITDA is defined as net income (loss) excluding net interest expense, income taxes, depreciation and amortization (excluding depreciation of right-of-use assets and amortization of capitalized contract costs), charges related to ceasing to use leased / fixed assets, charges related to lease terminations, transaction-related costs and benefits, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, workforce rebalancing charges incurred prior to March 31, 2024, impairment expense, significant litigation costs and benefits, and currency impacts of highly inflationary countries. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue.

Adjusted net income is defined as adjusted pretax income less the reported provision for income taxes, minus or plus the tax effect of the non-GAAP adjustments made to calculate adjusted pretax income, and excluding exceptional items impacting the reported provision for income taxes. Adjusted net margin is calculated by dividing adjusted net income by revenue.

Adjusted earnings per share (EPS) is defined as adjusted net income divided by diluted weighted average shares outstanding to reflect shares that are dilutive or anti-dilutive based on the amount of adjusted net income. The weighted average common shares outstanding used to calculate adjusted earnings (loss) per share will differ from such shares used to calculate diluted earnings (loss) per share (GAAP) when the inclusion of dilutive shares has an anti-dilutive effect for one calculation but not for the other.

Adjusted free cash flow is defined as cash flows from operating activities (GAAP) after adding back transaction-related payments, charges related to lease terminations, payments related to workforce rebalancing charges incurred prior to March 31, 2024, and significant litigation payments (collectively referred to as adjusted operating cash flow), less net capital expenditures. Management uses adjusted operating cash flow and adjusted free cash flow as measures to evaluate our operating results, plan strategic investments and assess our ability and need to incur and service debt. We believe adjusted operating cash flow and adjusted free cash flow are useful supplemental financial measures to aid investors in assessing our ability to pursue business opportunities and investments and to service our debt. Adjusted operating cash flow and adjusted free cash flow are financial measures that are not recognized under U.S. GAAP and should not be considered as an alternative to cash flows from operations or liquidity derived in accordance with U.S. GAAP.

Signings are defined by Kyndryl as an initial estimate of the value of a customer’s commitment under a contract. The calculation involves estimates and judgments to gauge the extent of a customer’s commitment. We calculate this based on various considerations including the type and duration of the agreement as well as the presence of termination charges or wind-down costs. Contract extensions and increases in scope are treated as signings only to the extent of the incremental new value. Signings can vary over time due to a variety of factors including, but not limited to, the timing of signing a small number of larger outsourcing contracts, as well as the length of those contracts. The conversion of signings into revenue may vary based on the types of services and solutions, customer decisions and other factors, which may include, but are not limited to, macroeconomic environment or external events. Management uses signings as a tool to monitor the performance of the business including the business’ ability to attract new customers and sell additional scope into our existing customer base.

Reconciliation of net income (loss)
to adjusted pretax income,
adjusted EBITDA, adjusted net	Three Months Ended		Year Ended
income (loss) and adjusted EPS	March 31,		March 31,
(in millions, except per share amounts)	2025	2024	2025	2024
Net income (loss) (GAAP)	$68	$(45)	$252	$(340)
Provision for income taxes	50	41	184	172
Pretax income (loss) (GAAP)	$118	$(4)	$435	$(168)
Workforce rebalancing charges incurred prior to March 31, 2024	—	23	—	138
Charges related to ceasing to use leased/fixed assets and lease terminations	19	14	48	39
Transaction-related costs (benefits)[1]	2	(58)	(125)	(46)
Stock-based compensation expense	22	22	100	95
Amortization of acquisition-related intangible assets	7	7	30	30
Other adjustments[2]	17	25	(6)	78
Adjusted pretax income (non-GAAP)	$185	$30	$482	$165
Interest expense	23	29	100	122
Depreciation of property, equipment and capitalized software[3]	186	195	656	824
Amortization of transition costs and prepaid software	304	311	1,278	1,256
Adjusted EBITDA (non-GAAP)	$698	$566	$2,516	$2,367
Net income margin	1.8%	(1.2)%	1.7%	(2.1)%
Adjusted EBITDA margin	18.4%	14.7%	16.7%	14.7%

Adjusted pretax income (non-GAAP)	$185	$30	$482	$165
Provision for income taxes (GAAP)	(50)	(41)	(184)	(172)
Tax effect of non-GAAP adjustments	(9)	9	(14)	(18)
Adjusted net income (loss) (non-GAAP)	$126	$(2)	$285	$(25)
Diluted weighted average shares outstanding for calculating adjusted EPS	241.7	230.2	239.1	229.2

Diluted earnings (loss) per share (GAAP)	$0.28	$(0.20)	$1.05	$(1.48)
Adjusted earnings (loss) per share (non-GAAP)	$0.52	$(0.01)	$1.19	$(0.11)

1 Kyndryl’s reported results for the year ended March 31, 2025 include a transaction-related gain of $145 million pretax ($138 million after-tax) related to the Company’s divestiture of its Securities Industry Services platform in Canada. The divestiture reduced the Company’s reported revenue from the divestiture date forward.

2 Other adjustments represent pension costs other than pension servicing costs and multi-employer plan costs, significant litigation costs and benefits, and currency impacts of highly inflationary countries.

3 Amount for the year ended March 31, 2024 excludes $10 million of expense that is included in transaction-related costs and benefits.

Reconciliation of cash flow from operations	Three Months Ended		Year Ended
to adjusted operating cash flow and	March 31,		March 31,
adjusted free cash flow (in millions)	2025	2024	2025	2024
Cash flows from operating activities (GAAP)	$581	$145	$942	$454
Plus: Transaction-related payments (benefits)	(19)	(6)	(14)	106
Plus: Workforce rebalancing payments related to charges incurred prior to March 31, 2024	—	34	25	176
Plus: Significant litigation payments	1	6	15	61
Plus: Payments related to lease terminations	—	—	—	7
Adjusted operating cash flow (non-GAAP)	$563	$179	$968	$804
Less: Net capital expenditures	(228)	(199)	(522)	(513)
Adjusted free cash flow (non-GAAP)	$335	$(20)	$446	$291

	Three Months Ended		Year Ended
	March 31,		March 31,
Signings (in billions)	2025	2024	2025	2024
Signings[1]	$5.5	$3.6	$18.2	$12.5

[1]

Signings for the three months ended March 31, 2025 increased by 53%, and 55% in constant currency, compared to the three months ended March 31, 2024. Signings for the year ended March 31, 2025 increased by 46%, and 48% in constant currency, compared to the year ended March 31, 2024.